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                                                                   EXHIBIT 10.27


                       CONFIDENTIAL RESIGNATION AGREEMENT
                       ----------------------------------
                 AND GENERAL RELEASE OF CLAIMS (the "Agreement")
                 -----------------------------------------------


     1. Arun Shah ("Employee") was employed by Brio Technology, Inc. (the "Company") on or about October 13, 1998; Employee has now decided to resign voluntarily from his employment with the Company. It is the Company's desire to provide Employee with certain benefits that he would not otherwise be entitled to receive upon his resignation and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below. This Agreement will become effective on the later of (i) the eighth day after it is signed by Employee or July 13, 2001 (the "Effective Date"), provided that Employee has not revoked this Agreement (by written notice to Nancy Raab or at the Company) prior to that date.

     2. Employee hereby resigns voluntarily from any positions that he holds with the Company effective as of October 31, 2001 (the "Resignation Date"). During the period between the Effective Date and the Resignation Date (the "Transition Period"), Employee will continue to perform his duties, by consulting from time to time as mutually agreed to by the parties. Such consulting shall be performed in a professional and reasonable manner.

     3. During the Transition Period or a lesser or greater period as specifically specified below, as consideration of the release of claims below, the Company will provide Employee with the following compensation and benefits:

        (a) continued payment of Employee's salary at his current base salary rate ($17,500 per month), less applicable withholding; and

        (b) to the extent that Employee earns any bonuses pursuant to the your Executive Vice-President Bonus Plan ("Fiscal Year `01 - April 1, 2001 to June 29, 2001") on or before June 29, 2001, the Company will pay such bonuses to Employee; and

        (c) any stock options granted to Employee by the Company will continue to vest through the Resignation Date (but not thereafter) in accordance with the terms of the applicable stock option agreements between Employee and the Company; and

        (d) Employee will be entitled receive his bonus of 4.25% of net license fees earned by the Company, as specifically set forth in Section 4 (c) of his Employment Agreement (irrespective of any other term to the contrary in that Employment Agreement, including Section 5 of that agreement) dated October 13, 1998, until October 13, 2002. Except for this particular section, all other terms of the Employee's Employment Agreement are hereby superceded by this Agreement.

        (e) Employee will continue to be covered by the Company's group health insurance plan through the Resignation Date; thereafter, Employee may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA;

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        (f) Employee will continue to receive all employee benefits, including but not limited PTO, ESPP, life insurance and disability insurance through the Effective Date, excluding however health, vision and dental benefits which are covered under paragraph 2 (e) above;

        (g) Employee will be paid his 4 week sabbatical on the Resignation
Date. Employee understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.

     4. Employee and his successors release the Company and its shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of Employee's employment with the Company, the termination of his employment with the Company, or any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Resignation Date, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

     5. Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

        A general release does not extend to claims, which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above. Such waiver is predicated upon Brio fulfilling all of its obligations to Employee under Section 3.

     6. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of Section3, 5, 8, 12 and 13 of the Proprietary, Confidential, and Trade Secret Information Agreement.

Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process. Nothing in this paragraph shall prohibit Employee from providing references to prospective employers of Brio employee(s)

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Employee has worked with at Brio.

         Company agrees to not make any, make any critical or disparaging statements about the Employee.

     8. Employee agrees that for a period of six months following the Effective Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company. 9. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.

     10. This Agreement may not be assigned by either party without the written consent of the other party, excepting however that Brio may freely assign this Agreement to a successor of all or substantially all of Brio's relevant assets or in the event of a consolidation or merger of Brio with another company.

     11. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described above. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.

EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHIS UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 3.


Dated:  July 6, 2001                     /s/ Arun Shah
                                         -------------
                                         Arun Shah



                                         Brio Technology, Inc.



Dated:  July 6, 2001                     By: /s/ Tamara MacDuff
                                             -------------------
                                             Tamara MacDuff